EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-235684) on Form S-8 and (No. 333-233797), (No. 333-243438), (No. 333-249564) and (No. 333-252167) on Form S-3 of Verb Technology Company, Inc. of our report dated March 31, 2021 relating to our audit of the financial statements of Verb Technology Company, Inc., for the years ending December 31, 2020 and 2019, which appear in this Annual Report on Form 10-K of Verb Technology Company, Inc. for the year ended December 31, 2020.

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.

Los Angeles, California

March 31, 2021